Form N-SAR,
Sub-Item 77I
Terms of new or amended securities



Nuveen Investment Funds, Inc.

811-05309

The Registrant has added a new share class to certain series of the Registrant. A description of such classes can be found in the Registrants Articles
Supplementary to the Registrants Articles of Incorporation, filed January 20, 2015 as exhibit
99.A.28 to the Registration Statement, Accession
No. 0001193125-15-014230.